Exhibit 99.1

Exicure, Inc. Reports First Quarter 2018 Financial Results and Reviews Corporate Progress

Reports progress in immuno-oncology and neurology programs

SKOKIE, IL. - May 15, 2018 - Exicure, Inc., the pioneer in gene regulatory and immunotherapeutic drugs utilizing three-dimensional, spherical nucleic acid (SNA™) constructs, today reported financial results for the first quarter ended March 31, 2018, and provided an update on corporate progress.

“Exicure continues to drive forward our SNA technology through ongoing clinical development. In the fourth quarter of 2017, we launched a Phase 1 clinical trial of AST-008, our TLR9 agonist developed for immuno-oncology applications. We expect to report results from this trial in the third quarter of 2018,” said Dr. David Giljohann, Chief Executive Officer of Exicure. “We are also expanding our efforts in neurology, where pre-clinical results have suggested our spherical nucleic acid platform has advantages over existing technology. We look forward to presenting animal data later this summer.”

Corporate Progress

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Launched Phase 1 clinical trial of AST-008, a TLR9 agonist for immuno-oncology applications. Received authorization from Medicines and Healthcare products Regulatory Agency (MHRA) in the United Kingdom to conduct a Phase 1 clinical trial of AST-008 in the United Kingdom and began dosing healthy subjects during the fourth quarter of 2017. Our current plan anticipates preparing and commencing a Phase 1b/2 clinical trial for AST-008 late this year.

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Began dosing patients in the Phase 1 clinical trial of XCUR17 in early April 2018. This trial is designed to test safety and efficacy of the drug. Twenty-five patients will be enrolled and dosed over a period of 26 days. We expect trial data during the third quarter of this year.

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Generated pre-clinical data utilizing an SNA designed to stimulate the production of SMN2 mRNA for application in spinal muscular atrophy (SMA). These data suggest that the SNA design may potentially have superior pharmacodynamics properties compared to other nucleic acid therapeutic designs. We are currently collecting in vivo data in SMA mouse models.

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Informed by our sponsoring market maker that FINRA has cleared our Form 211. This important step in our path toward trading on the OTCQB has been completed. We are now addressing final administrative items and expect to announce beginning of trading in the near future.

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Strengthened management team with the appointment of Matthias Schroff as Chief Operating Officer. Dr. Schroff brings to Exicure a proven track record in clinical development and deep experience in the immuno-oncology, RNAi and gene expression, and TLR9 biology.

Pipeline Updates

AST-008: AST-008 is an SNA consisting of toll-like receptor 9, or TLR9 agonists designed for immuno-oncology applications. The Phase 1 clinical trial of AST-008 evaluates the safety, tolerability, pharmacokinetics, and pharmacodynamics of AST-008 by subcutaneous administration in healthy volunteers. Our current plan anticipates preparing and commencing a Phase 1b/2 clinical trial for AST-008 late this year. The Company ultimately plans to clinically advance AST-008 in combination with checkpoint inhibitors.

XCUR17: XCUR17 is an antisense SNA that targets the mRNA encoding IL-17RA, a protein that is considered essential in the initiation and maintenance of psoriasis. Our Phase 1 trial of XCUR17 is a microplaque study in patients with mild to moderate psoriasis.

AST-005: AST-005 is an SNA containing TNF antisense oligonucleotides and is intended to be applied in a gel to psoriatic lesions. AST-005 is the subject of our collaboration with Purdue Pharma L.P. Purdue Pharma has notified Exicure it has declined to exercise its option to develop AST-005 at this time, but that it also intends to retain rights relating to the TNF target, and Purdue reserves its right to continue joint development, with Exicure, of new anti-TNF drug candidates and to retain its exclusivity and other rights to AST-005.

First Quarter 2018 Financial Results and Financial Guidance

Cash Position: As of March 31, 2018, Exicure had cash and cash equivalents of $21.1 million compared to $25.8 million as of December 31, 2017.

Research and Development (R&D) Expenses: Research and development expenses were $3.3 million for the quarter ended March 31, 2018, compared to $3.5 million for the quarter ended March 31, 2017. The decrease in research and development expense of $0.2 million was primarily due to a net decrease in costs related to our clinical development programs of $0.6 million, partially offset by higher employee-related expenses of $0.2 million and higher platform and discovery-related expense of $0.2 million.

General and Administrative (G&A) Expenses: General and administrative expenses were $2.0 million for the quarter ended March 31, 2018, compared to $1.4 million for the quarter ended March 31, 2017. The increase in general and administrative expenses of $0.6 million was primarily due to higher legal costs associated with preparation and filing of form S-1 to register the shares of common stock sold last year in connection with our merger and private placement. Also contributing to the increase versus the prior quarter were expenses associated with being a public company and salary increases and new hires.

Net Loss: Net loss was $5.5 million for the quarter ended March 31, 2018, compared to net loss of $2.7 million for the quarter ended March 31, 2017. The $2.9 million increase in net loss is due principally to a $2.4 million decrease in non-cash collaboration revenue in addition to the net increase in operating expenses of $0.4 million discussed above. The quarter ended March 31, 2017 included $2.4 million of collaboration revenue which represented the amortization of deferred revenue associated with the upfront cash payment of $10.0 million received in December of 2016 connected with the Purdue collaboration. On January 1, 2018, we adopted ASC 606 and recorded any remaining unamortized deferred revenue under the Purdue collaboration to the beginning balance of accumulated deficit at January 1, 2018.

Cash Runway Guidance: Exicure believes that, based on its current operating plans and estimates of expenses, as of the date of this press release, its existing cash and cash equivalents as of March 31, 2018, will be sufficient to meet its anticipated cash requirements through March 31, 2019.

About Exicure, Inc.

Exicure, Inc. is a clinical stage biotechnology company developing a new class of immunomodulatory and gene regulating drugs against validated targets. Exicure's proprietary 3-dimensional, spherical nucleic acid (SNA™) architecture unlocks the potential of therapeutic oligonucleotides in a wide range of cells and tissues. Exicure's lead programs address inflammatory diseases, genetic disorders and oncology. Exicure is based outside of Chicago, IL. www.exicuretx.com

Forward Looking Statements

This press release contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning the Company, cash requirements and runway, the Company’s technology, potential therapies, clinical and regulatory objectives and other matters. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “plan,” “believe,” “intend,” “look forward,” and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: unexpected costs, charges or expenses that reduce cash runway; that Exicure’s pre-clinical programs do not advance into the clinic or result in approved products on a timely or cost effective basis or at all; regulatory developments; and the ability of Exicure to protect its intellectual property rights. Exicure’s pipeline programs are in various stages of pre-clinical and clinical development, and the process by which such pre-clinical or clinical therapeutic candidates could potentially lead to an approved therapeutic is long and subject to significant risks and uncertainties. Risks facing the Company and its programs are set forth in the Company’s filings with the SEC. Except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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Media Contacts:

MacDougall Biomedical Communications
Karen Sharma, 781-235-3060
ksharma@macbiocom.com

The Del Mar Consulting Group, Inc.
Robert B. Prag, President
858-794-9500
bprag@delmarconsulting.com

EXICURE, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	March 31, 2018	December 31, 2017

ASSETS
Current assets:
Cash and cash equivalents	$21,124	$25,764
Unbilled revenue receivable	5	13
Receivable from related party	21	17
Prepaid expenses and other assets	1,897	1,844
Total current assets	23,047	27,638
Property and equipment, net	1,275	1,317
Other noncurrent assets	32	32
Total assets	$24,354	$28,987
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$776	$—
Accounts payable	974	1,049
Accrued expenses and other current liabilities	1,265	1,273
Current portion of deferred revenue	—	1,034
Total current liabilities	3,015	3,356
Long-term debt, net	4,103	4,855
Common stock warrant liability	651	523
Other noncurrent liabilities	277	278
Total liabilities	$8,046	$9,012

Stockholders’ equity:
Common stock, $0.0001 par value per share; 200,000,000 shares authorized, 39,454,821 issued and outstanding, March 31, 2018; 39,300,823 shares issued and outstanding, December 31, 2017	4	4
Additional paid-in capital	54,394	53,586
Accumulated deficit	(38,090)	(33,615)
Total stockholders' equity	16,308	19,975
Total liabilities and stockholders’ equity	$24,354	$28,987

EXICURE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended, March 31,
	2018	2017
Revenue:
Collaboration revenue	$36	$2,432
Total revenue	36	2,432
Operating expenses:
Research and development expense	3,275	3,488
General and administrative expense	2,045	1,426
Total operating expenses	5,320	4,914
Operating loss	(5,284)	(2,482)
Other income (expense), net:
Interest expense	(161)	(204)
Other income (loss), net	(64)	34
Total other income (loss), net	(225)	(170)
Net loss	$(5,509)	$(2,652)

Basic and diluted loss per common share	$(0.14)	$(15.62)
Basic and diluted weighted-average common shares outstanding	39,357,289	169,794